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                                                                    EXHIBIT 23.2

                         INDEPENDENT AUDITOR'S CONSENT


The Board of Directors
Telewest Communications plc:

We consent to the incorporation by reference in the registration statement on Amendment No. 2 to Form S-3 (333-99277) of Liberty Media Corporation of our report dated 28 February 2002, with respect to the consolidated balance sheets of Telewest Communications plc as of 31 December 2001 and 2000, and the related consolidated statements of operations, stockholder's equity, cash flows and comprehensive income for each of the years in the three year period ended 31 December 2001, which report and financial statements are incorporated in the 31 December 2001 annual report on Form 10-K of Liberty Media Corporation.

                                                                  KPMG Audit plc



London
October 25, 2002